UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014 (December 17, 2014)

Rally Software Development Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35868	84-1597294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Walnut Street Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 565-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amended and Restated Severance Plan

On December 17, 2014, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Rally Software Development Corp. (the “Company”) approved and adopted an Amended and Restated Severance Plan, effective December 17, 2014 (the “Revised Severance Plan”) and designated certain of the Company’s officers and other employees as participants in the Revised Severance Plan, including James M. Lejeal, the Company’s Chief Financial Officer and Treasurer.  On December 17, 2014, the Board approved the terms of the Revised Severance Plan applicable to Timothy A. Miller, the Company’s President, Chief Executive Officer and Chairman, and his designation as a participant in the Revised Severance Plan.  The Revised Severance Plan amends and restates the Company’s Change in Control Severance Plan, which was originally adopted on March 19, 2013 and effective as of April 11, 2013 (the “Original Severance Plan”).

Under the Revised Severance Plan, consistent with the Original Severance Plan, each eligible participant who suffers an “involuntary termination without cause” (as defined in the Revised Severance Plan) or a “resignation for good reason” (as defined in the Revised Severance Plan), in either case, within the period starting three months prior to a “change in control” (as defined in the Revised Severance Plan) and ending on the one-year anniversary of the change in control (“Change in Control Period”) will receive (i) a lump sum cash payment equal to twelve months then-current base salary, (ii) a lump sum cash payment equal to the then-current annual target bonus, pro-rated for the number of days elapsed in the fiscal year in which the qualifying termination or resignation occurs and (iii) up to twelve months of company-paid health insurance coverage. Additionally, consistent with the Original Severance Plan, each eligible participant who suffers an involuntary termination without cause or a resignation for good reason within the Change in Control Period will receive accelerated vesting of 100% of the total number of shares subject to each equity award held by such participant.

The primary purpose for adopting the Revised Severance Plan was to provide for non-change in control severance benefits for eligible participants.  Under the Revised Severance Plan, each eligible participant who suffers an involuntary termination without cause or, for the Company’s Chief Executive Officer only, a resignation for good reason not within the Change in Control Period will receive (i) a lump sum cash payment equal to six months then-current base salary or, for the Company’s Chief Executive Officer only, twelve months then-current base salary and (ii) up to six months of company-paid health insurance coverage or, for the Company’s Chief Executive Officer only, up to twelve months of company-paid health insurance coverage.

Payment of any severance benefits under the Revised Severance Plan is conditioned on each eligible participant’s timely execution of a general release of claims in the Company’s favor, and these benefits are subject to a “best after tax” provision in the case the benefits would trigger excise tax penalties and loss of deductibility under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

The foregoing description of the Revised Severance Plan is qualified in its entirety by reference to the full text of the Revised Severance Plan, a copy of which will be filed by the Company with its Annual Report on Form 10-K.

Departure of Executive Officer

On December 19, 2014, Mr. Daniel Patton resigned from his position as Executive Vice President, Global Sales of the Company.  Mr. Patton’s last day with the Company will be December 31, 2014.

In connection with Mr. Patton’s resignation, the Company and Mr. Patton entered into a Separation Agreement and General Release (the “Separation Agreement”), pursuant to which Mr. Patton will receive (i) a cash payment of $150,000 and (ii) COBRA premium contributions by the Company with such contributions ending on the earlier of (a) 6 months from the date of separation, (b) the expiration of Mr. Patton’s eligibility for continued COBRA coverage or (c) the date on which Mr. Patton becomes eligible for substantially equivalent health coverage in connection with self-employment or under the group health plan of another employer.  The Separation Agreement also provides for standard confidentiality and non-disparagement covenants, as well as a release of claims.  In the Separation Agreement, Mr. Patton confirms that he will comply with his obligations as set forth in his previously executed Proprietary Information and Inventions Agreement.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed by the Company with its Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rally Software Development Corp.

Dated: December 22, 2014
	By:	/s/ James M. Lejeal
James M. Lejeal
Chief Financial Officer and Treasurer